Exhibit (a)(1)(v)

NEW CENTURY TRS HOLDINGS, INC.

OFFER TO CONVERT

3.50% CONVERTIBLE SENIOR NOTES DUE 2008

(CUSIP NOS. 64352D AA9 and 64352D AB7)

INTO

SHARES OF NEW CENTURY FINANCIAL CORPORATION COMMON STOCK AND CASH

Pursuant to, and subject to the terms and conditions described in, the joint Prospectus of New Century TRS Holdings, Inc. and New Century Financial Corporation, dated November 22, 2004

THE OFFER WILL EXPIRE AT MIDNIGHT NEW YORK CITY TIME, ON MONDAY, DECEMBER 20, 2004

November 22, 2004

To Our Clients:

New Century TRS Holdings, Inc., a Delaware corporation (“New Century TRS”), is offering to convert all of New Century TRS’s 3.50% Convertible Senior Notes due 2008 (the “Notes”) pursuant to the joint Prospectus of New Century TRS and its parent, New Century Financial Corporation, a Maryland corporation (“New Century Financial”), dated November 22, 2004 (the “Prospectus”), and the accompanying Letter of Transmittal, which together constitute New Century TRS’s offer (the “Offer”).

The Offer is made on the terms and is subject to the conditions set forth in the Prospectus and the accompanying Letter of Transmittal.

The enclosed Prospectus is being forwarded to you as the beneficial owner of Notes held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Notes held by us for your account. A tender of such Notes may be made only by us as the registered holder and only pursuant to your instructions.

Accordingly, we request instructions as to whether you wish us to tender and deliver the Notes held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the Offer with respect to the Notes.

This will instruct you to tender the specified principal amount of Notes indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus and the accompanying Letter of Transmittal.

The undersigned expressly agrees to be bound by the enclosed Letter of Transmittal and that such Letter of Transmittal may be enforced against the undersigned.

The principal amount of Notes held by you for the account of the undersigned is (FILL IN AMOUNT):

Type	Principal Amount Held for Account of Holder(s)*
3.50% Convertible Senior Notes due 2008	$

With respect to the Offer, the undersigned hereby instructs you (CHECK APPROPRIATE BOX):

☐ To tender the Notes held by you for the account of the undersigned: 3.50% Convertible Senior Notes due 2008 $ (Insert Principal Amount of Notes to be Tendered)*

☐ Not to tender any Notes held by you for the account of the undersigned.

*	Unless otherwise indicated, the entire principal amount at maturity listed in the box entitled “Principal Amount Held for Account of Holder(s)” will be tendered.

Name(s) of beneficial owner(s)

Signature(s)

Address

Zip Code

Area Code and Telephone No.

Tax Identification or Social Security No.

My Account Number with You

Date